Exhibit 99.1

OXiGENE REPORTS FOURTH-QUARTER AND YEAR-END 2004

FINANCIAL RESULTS

Accomplishments in 2004:

•	Initiated two new clinical oncology trials with CA4P; CA4P now studied in seven clinical oncology trials

•	Initiated a Phase II trial of CA4P in myopic macular degeneration

•	Moved OXiGENE’s ortho-quinone prodrug, OXi4503, into a Phase I trial in oncology

•	Strengthened balance sheet by raising over $24 million

•	Received composition of matter claims for CA4P, extending patent terms from 2014 to 2021

Waltham, MA, Feb. 25, 2005 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases, today reported financial results for the fourth quarter and year ended December 31, 2004.

“From virtually every key vantage point, 2004 was a highly successful and productive year for OXiGENE,” said Fred Driscoll President and CEO of OXiGENE. “We have continued to broaden and advance the clinical development program of CA4P both in oncology and ophthalmology; strengthened our intellectual property portfolio; broadened our pipeline with OXi4503 moving into a Phase I trial in oncology and improved our overall cash position by raising over $24 million in 2004.”

Financial Results

In the fourth quarter of 2004, OXiGENE’s net loss was approximately $2.3 million, or $0.13 per share, compared to a net loss of approximately $1.7 million, or $0.12 per share, in the fourth quarter of 2003. For the twelve-month period ended December 31, 2004, the Company reported a net loss of approximately $10.0 million, or $0.61 per share compared to a net loss of approximately $8.4 million, or $0.63 per share in 2003.

At December 31, 2004, OXiGENE had cash, cash equivalents and marketable securities of approximately $30.5 million compared with approximately $18.9 million (including restricted cash) at December 31, 2003.

Goals for 2005

Mr. Driscoll continued, “We have set highly ambitious goals for 2005 and are working to attain them in order to position the Company to be that much closer to realizing its over arching goal of bringing its product candidates to market.”

The key goals for 2005 are outlined below:

•	Update of clinical and preclinical data on CA4P at the American Society for Clinical Oncology (ASCO) and the American Association for Cancer Research (AACR) conferences, respectively

•	Secure regulatory clearance to enter into a later-stage, randomized, controlled trial with CA4P combined with carboplatin and paclitaxel in a specific cancer indication

•	Secure regulatory clearance to enter into a later-stage, randomized, controlled trial with CA4P and radiotherapy in a specific cancer indication

•	Complete the Phase I/II CA4P trial in patients with wet age-related macular degeneration (wAMD)

•	Select a means of local ocular administration for VTAs and initiate in vivo evaluation studies

•	Enroll the majority of patients in the ongoing Phase II ophthalmology trial with CA4P in patients with myopic macular degeneration (MMD)

•	Complete the Phase II CA4P mono-therapy trial in patients with advanced anaplastic thyroid cancer

•	Strengthen OXiGENE’s clinical and regulatory capabilities through additional key hires

About OXiGENE, Inc.

OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.

Safe Harbor Statement

Certain statements in this news release concerning OXiGENE’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: receipt of regulatory clearance to enter into later-stage clinical trials of CA4P in specific cancer indications; completion of the Phase I/II CA4P trial in patients with wet age-related macular degeneration; selection of a means of local ocular administration for VTAs and initiation of in vivo evaluation studies; enrollment of the majority of patients in the ongoing Phase II ophthalmology trial with CA4P in patients with myopic macular degeneration; completion of the Phase II CA4P mono-therapy trial in patients with advanced anaplastic thyroid cancer; and strengthening of OXiGENE’s clinical and regulatory capabilities through additional key hires. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

OXiGENE, Inc.

Condensed Consolidated Balance Sheets

(All amounts in 000’s)

	December 31, 2004	December 31, 2003
Assets

Cash, marketable securities and restricted cash	$30,502	$18,936
Licensing agreement	971	1,069
Furniture, fixtures and equipment, net	67	44
Other assets	217	156

Total assets	$31,757	$20,205

Liabilities and stockholders’ equity

Accounts payable	$494	$1,701
Accrued expenses	2,128	2,034
Total stockholders’ equity	29,135	16,470

Total liabilities and stockholders’ equity	$31,757	$20,205

OXiGENE, Inc

Consolidated Statements of Operations

(All amounts in 000’s except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
	(Unaudited)		(Audited)
License revenue	$—	$10	$7	$30

Costs and expenses:

Research and development	1,262	1,430	5,849	3,938
General and administrative	999	1,022	4,540	5,282
Amortization of license agreement	25	27	98	98

Total costs and expenses:	2,286	2,479	10,487	9,318

Operating loss	(2,286)	(2,469)	(10,480)	(9,288)

Investment income	49	149	470	321
Interest expense	—	(5)	—	(36)
Other expense, net	(12)	636	(14)	635

Net loss	$(2,249)	$(1,689)	$(10,024)	$(8,368)

Basic and diluted net loss per common share	$(0.13)	$(0.12)	$(0.61)	$(0.63)

Weighted average number of common shares outstanding	16,667	13,906	16,560	13,184